UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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WALKER & DUNLOP, INC.
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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE

AT OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2020

WALKER & DUNLOP BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS

VOTE “FOR” PROPOSAL 4 TO APPROVE THE 2020 EQUITY INCENTIVE PLAN

Dear Fellow Walker & Dunlop Stockholder:

On behalf of the Board of Directors (the “Board”) of Walker & Dunlop, Inc. (the “Company” or “Walker & Dunlop”), we are writing to request your support for all ballot items at Walker & Dunlop’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”), and in particular for Proposal 4, the proposal to approve adoption of the Walker & Dunlop 2020 Equity Incentive Plan (the “2020 Plan”). If approved by shareholders at our Annual Meeting the 2020 Plan would amend and restate the Company’s 2015 Equity Incentive Plan and increase the number of shares of common stock reserved for issuance under the 2020 Plan by 2,000,000 shares.

The request to approve the 2020 Plan comes at an important time for our Company. Over the past five years (from 2015-2019), we have achieved a total shareholder return of 289.1%, creating nearly $1.42 billion in shareholder value appreciation in the process. We have made several strategic acquisitions to increase the size and scale of our loan origination and servicing and property sales platforms, and these acquisitions have driven significant growth in our annual total transaction volume and servicing portfolio balance. Our ability to use equity compensation to attract, motivate, reward, and retain talent has played an important role in driving these results, and we will continue to rely on our best-in-class talent in furtherance of our achievement of our Vision 2020 goals.

We have always valued our relationship with our shareholders, and throughout 2019 held numerous meetings with our shareholders. During these meetings, we discussed our financial and operating results, our corporate governance, executive compensation and matters of corporate and social responsibility. Our conversations with shareholders have informed our approach to equity compensation, and we believe that the 2020 Plan is an important tool to allow us to continue to attract and retain the talent necessary to deliver superior returns to shareholders.

We are asking for your support for the 2020 Plan for the following reasons:

•                  Equity compensation is an important tool in supporting our strategy. In connection with transactions that have increased the size and scale of our loan origination and servicing and property sales platforms, we have awarded a significant amount of equity to align our employees’ long-term performance interests with those of our shareholders. Our current strategy contemplates that we will continue acquiring companies and hiring new bankers and brokers, and we believe that equity awards are an important tool to incentivize them. Equity-based compensation is also a critical element of our pay-for-performance compensation philosophy, which aligns management and shareholder interests and is designed to drive shareholder value creation.

•                  We have historically prudently managed our equity usage for the benefit of shareholders. Using target grant levels, our burn rate has averaged 1.9% from 2017 through 2019, which is competitive with the 75th percentile of our peer group (1.8%). We have managed our burn rate despite several unique challenges. First, we have a low number of outstanding common shares (approximately 30 million, which consistently places us within the bottom quartile of our peer group); therefore, in order to provide competitive levels of compensation to our executives via equity grants, we must grant a proportionately greater percentage of our outstanding shares each year. Second, we have historically relied on stock options, which are more dilutive than restricted stock or performance shares. However, we ceased awarding options in 2017. Third, since 2017, we have increased the number of equity plan participants by more than 35% to 363 participants in 2019. In total, 42% of our employees have been awarded equity, including 43% of our bankers and brokers. We believe that allowing a greater number of employees to participate in our equity incentive plan ensures that they are appropriately aligned with shareholders.

•                  Without equity compensation to grant, we would be forced to deliver compensation to our executives in alternative ways that may not be beneficial to shareholders. If the 2020 Plan is not approved by shareholders, we expect there will be an insufficient number of shares available to make equity-based compensation awards going forward, which would negatively impact our ability to deliver competitive levels of compensation and effectively align employee and shareholder interests. In order to attract and retain executive and loan origination and property sales talent, we could be forced to rely heavily on cash-based compensation, which would divert cash that could otherwise be used to support investments and drive sustainable growth.

We would also like shareholders to be mindful of the following:

•                  Our focus on performance-based equity results in elevated burn rate calculations under proxy advisory firm methodologies. Certain proxy advisory firm methodologies count performance shares based on the number of shares earned rather than the target shares granted. As noted above, we have achieved exceptionally strong results over the past five years, which has caused our performance-based awards to vest at maximum or near-maximum levels rather than target levels. Additionally, due to our superior shareholder return of 289.1% over the past five years, certain proxy advisory firms apply a higher “volatility modifier” of 2.5x to our restricted stock awards, which results in a materially higher burn rate calculation.

•                  Our share repurchases materially affect proxy advisory firm dilution calculations. Since 2017, we have repurchased 2,370,400 shares, which significantly exceeds the number of shares we have granted over the same period (1,744,045). We believe that these repurchases have delivered significant value to our shareholders, even though it materially affects dilution and burn rate calculations.

•                  We believe that our use of equity compensation is appropriate for a company of our size and industry. We strive to provide compensation that is competitive with other companies with which we compete for executive talent. Our Compensation Committee, with advice and data provided by an independent compensation consultant, evaluates potential peers based on industry relevance, business operations, comparability of size in terms of total revenue, market capitalization and number of employees, business competitors and input from management, among other factors. On the other hand, certain proxy advisory firms use a narrow set of factors, which has resulted in one proxy advisory firm relying on a peer group for which the median revenue is approximately 20% of our FY 2019 revenue, and which includes companies with significantly different operations, business models, and strategies than Walker & Dunlop. Since compensation levels are typically highly correlated with company size, our “peers” as determined by one of the proxy advisory firms generally use proportionately fewer shares as part of their executive compensation programs. On the other hand, Glass Lewis, a well-respected proxy advisory firm, supports approval of our 2020 Plan based on analyses against a peer group with which we are more closely aligned. We consider our burn rate, which stands at the 78th percentile within our peer group, to be appropriate for our size relative to our peers in terms of revenue (58th percentile) and net income (75th percentile).

Ultimately, as we noted above, we consider equity compensation to be a critical tool that enables us to attract, retain, and motivate talent, as well as acquire companies and hire new bankers and brokers, all of which supports our growth strategy and furthers the achievement of our Vision 2020 goals. We reiterate that our successional execution on this strategy has delivered significant value for our shareholders over the last five years.

We respectfully urge you to consider the foregoing context, as well as the reasons articulated in our 2020 Proxy Statement, in voting FOR Proposal 4 ahead of our 2020 Annual Meeting.

We appreciate your continued support of Walker & Dunlop, and we wish you all the best during these difficult times.

Sincerely,

Richard M. Lucas,

Executive Vice President,

General Counsel & Secretary

This supplemental information is being provided to shareholders in addition to Walker & Dunlop, Inc.’s proxy statement dated March 27, 2020, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

If you have any questions or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or proxy@mackenziepartners.com.